Exhibit 21.1

McDERMOTT INTERNATIONAL, INC.

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

YEAR ENDED DECEMBER 31, 2017

McDermott International Management, S. de RL.	Panama
J. Ray McDermott, S.A.	Panama
North Atlantic Vessel, Inc.	Panama
J. Ray McDermott (Aust.) Holding Pty Limited	Australia
McDermott Australia Pty. Ltd.	Australia
Hydro Marine Services, Inc.	Panama
Eastern Marine Services, Inc.	Panama
J. Ray McDermott International, Inc.	Panama
J. Ray McDermott (Norway), AS	Norway
J. Ray McDermott Underwater Services, Inc.	Panama
J. Ray McDermott de Mexico, S.A. de C.V.	Mexico
McDermott Middle East, Inc.	Panama
McDermott Eastern Hemisphere, Ltd.	Mauritius
McDermott Arabia Holdings, Inc.	Panama
McDermott Arabia Company Limited	Saudi Arabia
McDermott Asia Pacific Sdn. Bhd.	Malaysia
J. Ray McDermott (Luxembourg) S.ar.l.	Luxembourg
J. Ray Holdings, Inc.	Delaware
J. Ray McDermott Holdings, LLC	Delaware
McDermott, Inc.	Delaware
McDermott International Investment Co., Inc.	Panama
McDermott International Trading Co., Inc.	Panama
McDermott Marine Construction Limited	United Kingdom

The subsidiaries omitted from the foregoing list, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.